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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Form S-3 (to be filed with the SEC on or about May 30, 1997) of our report, which included an explanatory paragraph related to substantial doubt about the ability of Alamar Biosciences, Inc. to continue as a going concern, dated November 19, 1995, on our audits of the financial statements of Alamar Biosciences, Inc. as of September 30, 1995 and for the year ended September 30, 1995, which report is included in the Annual Report on Form 10-KSB for the year ended September 30, 1995. We also consent to the reference to our firm under the caption "Experts."

                                                    /S/ Coopers & Lybrand L.L.P.

Sacramento, CA
May 30, 1997